Exhibit 5.2
July 20, 2009
United States Securities and Exchange Commission
Ladies and Gentlemen:
Re: Westport Innovations Inc. Registration Statement on Form F-10
We hereby consent to the reference to our firm’s name in the registration statement on Form F-10 (the “Registration Statement”) and the related short form base shelf prospectus (the “Prospectus”) of Westport Innovations Inc., dated July 20, 2009, under the headings “Enforceability of Civil Liabilities”, “Legal Matters”, and “Documents Filed As Part Of The Registration Statement” as contained in the Prospectus included in the Registration Statement.
In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Yours truly,
/s/  Bennett Jones LLP
Bennett Jones LLP